UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive proxy statement

[X]  Definitive Additional Materials

[ ]  Soliciting material pursuant to Rule 14a-12

                             Warrantech Corporation
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[ ]  No fee required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1)   Title of each class of securities to which transaction applies:

           Warrantech Corporation common stock, par value $.007 per share.

     (2)   Aggregate number of securities to which transactions applies:

           14,917,977 shares of common stock (consisting of 14,224,910 shares of common stock outstanding as of November 25, 2006 and options to purchase 693,017 shares of common stock).

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

           The filing fee of $2,147.37 was calculated pursuant to Exchange Act Rule 0-11(c) and is comprised of the sum of (a) the merger consideration of $.75 per share of issued and outstanding common stock, multiplied by 14,224,960 shares of common stock outstanding as of June 15, 2006 ($2,133.75) plus (b) the merger consideration of $.75 per each outstanding in-the-money option to acquire common stock (net of exercise price), multiplied by 693,017 outstanding in-the-money options to acquire common stock outstanding as of November 25, 2006 ($13.62).

     (4)   Proposed maximum aggregate value of transaction:

           $10,736,814

     (5)   Total fee paid:

           $2,147.37


[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)   Amount previously paid: $2,147.37

     (2)   Form, schedule or registration statement no.: Schedule 14A

     (3)   Filing party:  Warrantech Corporation

     (4)   Date filed: June 22, 2006

                                [GRAPHIC OMITTED]
                                   WARRANTECH
                             Protecting Your Future


Vote FOR the Proposed Merger with WT Acquisition Corp.
Sign, Date and Return Your Proxy Card Today


December 20, 2006


Dear Fellow Warrantech Common Stockholder:

We recently mailed our proxy statement describing the proposed merger between Warrantech and an affiliate of H.I.G. Capital Partners III, L.P. Warrantech's board of directors recommends that Warrantech's common stockholders approve the proposed merger at the special meeting of stockholders. Due to regulatory requirements we have postponed the special meeting from December 28, 2006 to January 3, 2007 at 1:00 pm at the offices of Tannenbaum Helpern Syracuse & Hirschtritt LLP, 900 Third Avenue, New York, NY. We expect the merger to close in January 2007.

If the merger is approved and closes, Warrantech's common stockholders will receive $0.75 in cash for each share of common stock they own.

We urge you to read the proxy statement carefully and vote FOR the merger today.

The board of directors of Warrantech believes that merger with WT Acquisition Corp. is in the best interests of Warrantech's common stockholders. The merger is the result of a process that Warrantech began last year to explore strategic alternatives that would maximize value for its stockholders. After a review of the alternatives, and extensive discussion and negotiation, Warrantech believes that the merger with WT Acquisition Corp. represents the best alternative available to Warrantech and its stockholders. Stockholders are encouraged to read the description of this process contained in the proxy statement under the caption "Background of the Merger."

In addition, Institutional Shareholder Services Inc. ("ISS") has recommended that Warrantech stockholders vote in favor of the merger. ISS is widely recognized as one of the nation's leading independent proxy voting and corporate governance advisory firms. Their analysis and recommendations are relied upon by hundreds of major institutional firms, mutual funds and fiduciaries throughout the United States.

Warrantech's board of directors recommends that you vote FOR approval of the merger.

You may vote by telephone, by internet, or by signing, dating and mailing the proxy form in the enclosed envelope. Instructions for internet and telephone voting are included on the enclosed proxy form.

Warrantech's board of directors urges you to vote FOR the proposed merger. To be approved, the proposed merger needs the affirmative vote of the majority of outstanding shares of Warrantech's common stock. Because the proposed merger requires the affirmative vote of the holders of a majority of Warrantech's outstanding shares of common stock entitled to vote, a failure to vote has the same effect as a vote against the merger.

Please vote FOR the merger today. If you have already voted, please accept our thanks. Thank you for your cooperation and continued support.


Sincerely,


Joel San Antonio
Chairman and Chief Executive Officer

If you have questions about the proxy statement, the special meeting or the merger, or need assistance with the voting procedures, you should contact:

Morrow & Co., Inc.
(203) 658-9400 (Call Collect)
(800) 607-0088 (Call Toll-Free)
E-mail: proxy.info@morrowco.com

Cautionary Statement Required by Certain SEC Rules

In connection with the proposed merger with WT Acquisition Corp., Warrantech Corporation filed a revised definitive proxy statement on December 1, 2006 with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders can obtain a free copy of the proxy statement and other documents filed by Warrantech Corporation with the Securities and Exchange Commission at the Securities and Exchange Commission's website at http://www.sec.gov. Free copies of the proxy statement and other documents filed by Warrantech Corporation with the Securities and Exchange Commission may also be obtained from Warrantech Corporation by directing a request to James Morganteen, 2200 Highway 121, Suite 100, Bedford, TX 76021 or at (800) 544-9510.

Warrantech Corporation and its directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from Warrantech's stockholders in favor of the proposed merger. Information regarding the interests of these persons in the solicitation is more specifically set forth in the revised definitive proxy statement concerning the proposed merger that was filed by Warrantech Corporation on December 1, 2006 with the Securities and Exchange Commission, which is available free of charge from the Securities and Exchange Commission or from Warrantech Corporation as indicated above.